Exhibit i(1)

Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103
(215) 988-2700 (Phone)
(215) 988-2757 (Facsimile)
www.drinkerbiddle.com

August 22, 2008

NETS™ Trust
50 South LaSalle Street
Chicago, IL 60603

Re:   Opinion of Counsel and Consent Regarding Registration Statement on Form N-1A/Issuance of Shares

Ladies and Gentlemen:

We have acted as counsel for NETS Trust, a Maryland business trust (the “Trust”), organized under an Agreement and Declaration of Trust dated October 29, 2007 (the “Declaration of Trust”) in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”) and Investment Company Act of 1940, pursuant to Post-Effective Amendment No. 3 to the Registration Statement (“Registration Statement”) on Form N-1A (File Nos. 333-147077 and 811-22140), of the Trust’s shares of beneficial interest, which are divided into twenty portfolios (together, “Funds”) designated as follows: NETS™ S&P/ASX 200 Index Fund (Australia); NETS™ BEL 20® Index Fund (Belgium); NETS™ Hang Seng China Enterprises Index Fund; NETS™ CAC40® Index Fund (France); NETS™ DAX® Index Fund (Germany); NETS™ Hang Seng Index Fund (Hong Kong); NETS™ ISEQ 20® Index Fund (Ireland); NETS™ TA-25 Index Fund (Israel); NETS™ S&P/MIB Index Fund (Italy); NETS™ TOPIX Index Fund (Japan); NETS™ FTSE Bursa Malaysia 100 Index Fund; NETS™ AEX-index® Fund (The Netherlands); NETS™ PSI 20® Index Fund (Portugal); NETS™ RTS Index Fund (Russia); NETS™ FTSE Singapore Straits Times Index Fund; NETS™ FTSE/JSE Top 40 Index Fund (South Africa); NETS™ FTSE SET Large Cap Index Fund (Thailand); NETS™ FTSE 100 Index Fund (United Kingdom); NETS™ TAIEX Index Fund (Taiwan); and NETS™ Tokyo Stock Exchange REIT Index Fund. Shares of beneficial interest of the Funds are referred to hereinafter as “Shares.” The Trust is authorized to issue an unlimited number of Shares in each of the Funds. This opinion relates to the following portfolios: NETS™ TAIEX Index Fund (Taiwan) and NETS™ Tokyo Stock Exchange REIT Index Fund.

Shares of beneficial interest of the Funds are referred to hereinafter as “Shares.” The Trust is authorized to issue an unlimited number of Shares in each of the Funds.

NETS Trust
August 22, 2008

We have reviewed the Registration Statement and the Trust’s Agreement and Declaration of Trust, as amended, its by-laws and certain resolutions adopted by its Trustees, and have considered such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Maryland Act, Title 12 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time, and the federal law of the United States of America.

Based on the foregoing, we are of the opinion that the Shares registered under the Registration Statement will be, when issued against payment of net asset value therefor in accordance with the Registration Statement, validly issued, fully paid and non-assessable by the Trust, and that, no personal liability will attach under the laws of the State of Maryland, the Trust’s state of formation, to holders of the Shares for any debt or obligation of the Trust solely as a result of their status as shareholders of the Trust.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Trust’s Registration Statement on Form N-1A. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP
DRINKER BIDDLE & REATH LLP